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                                                                   EXHIBIT 12.1
THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES


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                                                                                        Year ended December 31
                                                  Six months ended   ------------------------------------------------------------
Dollars in millions                                  June 30, 2002        2001         2000       1999        1998         1997
------------------------------------------------------------------    ---------    ---------   --------    ---------    --------
EARNINGS
Income from continuing operations before taxes               $966         $564       $1,848      $1,788      $1,651       $1,595
Fixed charges excluding interest on deposits                  226          763        1,033         980       1,159        1,080
                                                  ----------------   -----------   ---------   ---------   ---------    --------
    Subtotal                                                1,192        1,327        2,881       2,768       2,810       2,675
Interest on deposits                                          348        1,229        1,653       1,369       1,471       1,457
                                                  ----------------   -----------   ---------   ---------   ---------    ---------
    Total                                                  $1,540       $2,556       $4,534      $4,137      $4,281      $4,132
                                                  ================   ===========   =========   =========   =========    =========

FIXED CHARGES
Interest on borrowed funds                                   $169         $646         $915        $870      $1,065      $1,010
Interest component of rentals                                  28           53           50          44          33          26
Amortization of notes and debentures                                         1            1           1           1           1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                             29           63           67          65          60          43
                                                  ----------------   -----------   ---------   ---------   ---------    ---------
Subtotal                                                      226          763        1,033         980       1,159       1,080
Interest on deposits                                          348        1,229        1,653       1,369       1,471       1,457
                                                  ----------------   -----------   ---------   ---------   ---------    ---------
Total                                                        $574       $1,992       $2,686      $2,349      $2,630      $2,537
                                                  ================   ===========   =========   =========   =========    =========

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                               5.27x        1.74x      2.79x        2.82x       2.42x       2.48x
Including interest on deposits                               2.68         1.28       1.69         1.76        1.63        1.63
=================================================================================================================================
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